                                                                    Exhibit 11.1


        Computation of Shares Used in Computing Net Income Per Share



                                      December 31,           December 31,     December 31,
                                          2000                  1999             1998
Common shares, beginning of period     21,767,589             21,279,812       21,011,422

Common stock equivalents                3,462,142              3,704,442        1,853,835

Treasury stock buyback                 (1,845,419)            (3,126,832)        (963,268)

Weighted average shares issued            365,072                123,539          120,029

                                       23,749,384             21,980,961       22,022,018